Exhibit B-3


                NUCLEAR POWER PLANT OPERATING SERVICES AGREEMENT


                                     BETWEEN


                              ALLIANT ENERGY - IESU


                                       AND


                         NUCLEAR MANAGEMENT COMPANY, LLC


                                (NOVEMBER, 1999)

                                TABLE OF CONTENTS


ARTICLE 1 - DEFINITION OF TERMS................................................

ARTICLE 2 - NMC'S AUTHORITY AND RESPONSIBILITY WITH RESPECT TO OPERATION OF
THE PLANT
2.1     Authority for Operation.................................................
2.2     Limitation on NMC's Authority...........................................
2.3     Form of NMC Purchases and Contracting Owner Review of Proposed
        Contracts...............................................................
2.4     Execution, Disclosures in Third-Party Contracts.........................
2.5     Enforcement of Rights...................................................
2.6     NMC's Responsibilities at Other Plants..................................
2.7     Transfer of Organization and Staff......................................
2.8     Membership and Participation in Industry Organizations..................
2.9     NMC Oversight...........................................................

ARTICLE 3 - CONTRACTING OWNER'S RESPONSIBILITY AND OBLIGATIONS..................
3.1     Payment.................................................................
3.2     Site Access and Control.................................................
3.3     Compliance With Operating License and Regulations.......................
3.4     Support Services from Contracting Owner.................................
3.5     No Changes to Facilities, Procedures or Practices.......................
3.6     Off-Site Power Supply...................................................
3.7     Contracting Owner's Represented Employees...............................

ARTICLE 4 - OWNERSHIP OF CAPACITY AND ENERGY....................................
4.1     Ownership of Capacity and Energy........................................
4.2     Determination of Output.................................................

ARTICLE 5 - PAYMENT, AUDIT AND INSPECTION RIGHTS................................
5.1     Payment Obligation......................................................
5.2     Payment and Billing.....................................................
5.3     Bank Accounts...........................................................
5.4     Audit and Adjustments...................................................

ARTICLE 6 - LIMITATION ON LIABILITY; INDEMNIFICATION............................
6.1     Exclusive Warranties and Remedies.......................................
6.2     Waiver and Disclaimer of Damages........................................
6.3     Indemnity...............................................................
6.4     Survival................................................................

ARTICLE 7 - INSURANCE AND NUCLEAR LIABILITY PROTECTION..........................
7.1     NMC Coverage............................................................
7.2     Nuclear Protection......................................................
7.3     Notice of Claim.........................................................
7.4     Insurance Renewal.......................................................

ARTICLE 8 - TERM AND TERMINATION................................................
8.1     Term....................................................................
8.2     Termination Without Cause...............................................
8.3     Termination Because of Governmental or Judicial Acts....................
8.4     Termination for Cause...................................................
8.5     Mutual Agreement........................................................
8.6     Transition and Survival.................................................
8.7     NMC Employee Severance..................................................

ARTICLE 9 - COMPLIANCE WITH LAWS, REGULATIONS AND SITE
        REQUIREMENTS............................................................
9.1     General.................................................................
9.2     Energy Reorganization Act...............................................

ARTICLE 10 - REPRESENTATIONS AND WARRANTIES.....................................
10.1    Representations of NMC..................................................
10.2    Representations of Contracting Owner....................................

ARTICLE 11 - CONTRACTING OWNER'S PERFORMANCE AUDIT..............................

ARTICLE 12 - CONFIDENTIALITY....................................................
12.1    Nondisclosure...........................................................
12.2    Notification............................................................
12.3    Permitted Disclosures...................................................

ARTICLE 13 - MISCELLANEOUS......................................................
13.1    Restricted Data.........................................................
13.2    Assignment and Successors...............................................
13.3    Governing Law...........................................................
13.4    No Delay in Payments....................................................
13.5    Notices.................................................................
13.6    Amendments..............................................................
13.7    Relationship............................................................
13.8    Counterparts............................................................
13.9    Force Majeure...........................................................
13.10   Termination of Services Agreement.......................................
13.11   Intellectual Property Rights............................................
13.12   Arbitration.............................................................
13.13   Entire Agreement........................................................
13.14   Waiver..................................................................
13.15   Certain Interpretive Matters............................................
13.16   No Third Party Beneficiaries............................................

EXHIBITS

Exhibit A - NMC Cost Allocators..............................................A-1
Exhibit B - Plant Support Services Agreement.................................B-1
Exhibit C - Emergency Services Agreement.....................................C-1
Exhibit D - List of Applicable Contracting Owner Policies....................D-1
Exhibit E - Legal or Regulatory Proceedings..................................E-1

                NUCLEAR POWER PLANT OPERATING SERVICES AGREEMENT


          This Nuclear Power Plant Operating Services Agreement (hereinafter referred to as "NPPOSA") is made and entered into as of _____________, 1999 between Nuclear Management Company, LLC, a Wisconsin limited liability company (hereinafter referred to as "NMC") and Alliant Energy -IESU ( hereinafter referred to as "Contracting Owner").

          WHEREAS, Contracting Owner, a public utility subject to regulation by the State of Iowa Utility Board, generates, transmits and distributes electricity in the State of Iowa and operates a nuclear power plant located near Palo, Iowa ("the Plant"); and

          WHEREAS, Contracting Owner is the holder of Facility Operating License, number DPR-49, issued by the NRC; and

          WHEREAS, NMC's goals are to achieve enhanced reliability and continued safe operation, to pursue overall excellence in nuclear power operations, as well as to identify efficiencies in the provision of operating services to nuclear facilities; and

          WHEREAS, Contracting Owner desires to transfer to NMC certain operating responsibility for, but not ownership of, the Plant and ISFSI; and

          WHEREAS, Contracting Owner desires that such operating responsibility transferred to NMC be consistent with Contracting Owner's obligations and responsibilities under all pertinent state and federal law; and

          WHEREAS, Contracting Owner desires to contract with NMC so as to enable NMC to have physical control of, use, Operate, and Decommission the Plant as Contracting Owner's agent, but that, except as may be necessary for reasons of safety, NMC not have any authority to determine the electrical output of the Plant and NMC desires to undertake such responsibility, all subject to and in accordance with the terms and conditions set forth herein;

          NOW THEREFORE, IN CONSIDERATION of the mutual obligations set forth herein, the parties hereto agree to the following:

                                    ARTICLE 1
                               Definition of Terms

          As used herein:

          1.1 "Affiliate" means any Person coming within the definition of "affiliated interests" with respect to any Owner, and/or any Person who is an affiliate of, or affiliated with, any Owner under the meaning of any provision of the laws, rules or regulations of any state concerning the regulation of public utilities, or under the Public Utility Holding Company Act to which the Company or any Member is subject or by which the Company or any Member is bound.

          1.2 "Application" means the Application of Contracting Owner (consented to by NMC) before the Nuclear Regulatory Commission for consent to the transfer of the Operating License and conforming amendments to the Operating License so as to authorize and reflect in the Operating License the change from Contracting Owner to NMC as the Co-licensee authorized to Operate the Plant, as previously or hereafter supplemented or amended.

          1.3 "Capital Improvements" means improvements, additions, modifications or replacements of property at the Plant that are properly capitalized and recorded on Contracting Owner's books of account as assets in accordance with generally accepted accounting principles, and that are in accordance with applicable rules and regulations of any regulatory or other authority having jurisdiction in the matter.

          1.4 "Co-licensee" shall mean, with respect to a nuclear power plant for which the NRC has issued a license to own or possess to one person and a license to use and operate to another person, each of such persons.

          1.5 "Costs of Capital Improvements" means all costs of Capital Improvements as defined in Section 1.3 herein.

          1.6 "Costs of Operation" or "Cost of Operation" means all costs of Operation, Decommissioning and any related fees, charges, or taxes incurred or accrued under or with respect to this NPPOSA and attributable or allocable to the Plant and properly recordable in expense accounts in accordance with generally accepted accounting principles and applicable rules or regulations of any regulatory or other authority having jurisdiction. These costs shall include, without limitation, any costs incurred by NMC in connection with the Operation of the Plant, including, but not limited to, the salaries and benefits of NMC employees, the direct cost of contractors retained by NMC to work on or for the Plant (except as such contractor cost may be included in Costs of Capital Improvements), all administrative and overhead costs, and an allocable portion of the return on and of the investment by NMC in capital items owned by NMC used for NMC's operation or in connection with or in support of the Operation of the Plant, based on a composite of the authorized overall pre-tax capital returns of the Owners, and including the cost of inventory purchased by NMC for Contracting Owner, but excluding amounts paid directly by Contracting Owner for Nuclear Fuel that is owned by Contracting Owner or leased directly by Contracting Owner from one or more third parties. For purposes of calculating the outstanding investment of NMC in capital items, deferred income taxes relative to such capital items recorded on the books of NMC Members shall be considered. All of such Costs of Operation shall be calculated, and allocation of such amounts shall be made, consistent with the principles and methodology set forth in Exhibit A attached hereto and made a part hereof, as the parties shall from time to time agree, and shall be made in accordance with any applicable rules and regulations of the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935, the FERC under the Federal Power Act and other regulatory authorities having jurisdiction in the matter.

          1.7 "Decommission" means all activities associated with the entombment, decontamination, dismantlement, removal, and disposal of the structures, systems, and components of the Plant in compliance with the rules and orders of the NRC and other regulatory authorities having jurisdiction in the matter, including engineering and other planning activities to remove a facility or site safely from service and reduce residual radioactivity to a level that permits (1) release of the property for unrestricted use and termination of the NRC license; or (2) release of the property under restricted conditions and termination of the NRC license.

          1.8 "Effective Date" means the effective date of this NPPOSA as determined pursuant to Section 8.1.

          1.9 "FERC" means the Federal Energy Regulatory Commission or its successor.

          1.10 "Force Majeure" shall have the meaning set forth in Section 13.9.

          1.11 "Good Utility Practice" means any of the practices, methods and acts engaged in or approved by a significant proportion of the electric utility industry or, as appropriate, the domestic nuclear electric power industry, at the time of the reference, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with reliability, safety and expedition. Good Utility Practice shall apply not only to functional parts of the Plant, but also to appropriate structures, landscaping, signs, lighting and other facilities. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be a spectrum of prudent and acceptable practices, methods or acts.

          1.12 "INPO" means the Institute of Nuclear Power Operations and any successor organization.

          1.13 "Market Price" means the generally prevailing price for similar services or products in the region served by NMC.

          1.14 "Member" means a person who is a member, as defined in Section 183.0102(5), Wis. Stats., of NMC.

          1.15 "Misconduct" means any act or omission by or authorized by a party's officers, persons reporting directly to such officers or its Board of Directors that is performed, authorized or omitted consciously with prior actual knowledge, or with reckless disregard of facts indicating, that such conduct or omission is likely to result in actionable damages or injury to persons or property or to result in a violation of laws or regulations.

          1.16 "NMC's Business Plan for Plant" means a forward looking operating plan including the three-year operating budget and five-year capital budget for the Plant prepared by NMC, or, if requested by Contracting Owner, budgets covering longer than (i) three years for operation, or (ii) five years for capital.

          1.17 "NMC Personnel" means NMC employees or contractors to NMC.

          1.18 "NRC" or "Nuclear Regulatory Commission" means the United States Nuclear Regulatory Commission or its successor having responsibility for administration of the licensing and regulation of the operation of nuclear utilization facilities under the Atomic Energy Act of 1954 and amendments thereto.

          1.19 "Nuclear Fuel" means any source, special nuclear or by-product material as defined in the Atomic Energy Act of 1954 and any amendments thereto, including any ores, mined or unmined, uranium concentrates, natural or enriched uranium hexafluoride, or any other material in process containing uranium, and any fuel assemblies or parts thereof, any of which are required for the generation of electricity at the Plant.

          1.20 "Operate" and its derivatives, including "Operator," "Operation," and "Operating," means to have physical control of, use, manage, control, maintain, repair, operate and Decommission a nuclear power plant consistent with the authority and responsibility as set forth in Section 2.1.

          1.21 "Operating License" means the Facility Operating License No. DPR-49, including Plant Technical Specifications and amendments thereto as issued from time to time by the NRC.

          1.22 "Operating Services" means the making of Capital Improvements, Operation of the Plant and Decommissioning.

          1.23 "Owner" means a person which: (a) owns an interest in a nuclear power plant located in the United States; (b) if there is more than one person who owns an interest in such nuclear power plant facility, is the person designated as the "operator," "operating company" or "managing member" under the applicable ownership agreement for such nuclear power plant facility; and (c) is a Member or an Affiliate of a Member of NMC (other than solely by reason of the relationship of such person and a Member with NMC).

          1.24 "Plant Emergency Plan" shall mean a plan required to demonstrate compliance with the standards described in 10 CFR 50.47 that defines readiness requirements and emergency response actions intended to protect members of the public, plant personnel, and plant equipment in the event of a radiological emergency.


                                    ARTICLE 2
    NMC's Authority and Responsibility with Respect to Operation of the Plant
    -------------------------------------------------------------------------

          2.1 Authority for Operation.
              -----------------------

          (a) NMC and Contracting Owner agree that NMC shall act as the agent of Contracting Owner to take all actions necessary to Operate the Plant and to make Capital Improvements, each in accordance with Good Utility Practice, in the best interest of Contracting Owner, and in compliance with all applicable laws, regulations, the Operating License and other applicable licenses, and permits, as well as the provisions of this NPPOSA. Contracting Owner hereby grants NMC the authority to take any and all action, in Contracting Owner's name and on Contracting Owner's behalf, necessary to obtain and/or maintain the Operating License and all licenses and permits issued by the NRC or other regulatory bodies relating to the Plant and necessary to comply with all applicable regulations of the NRC and other governmental bodies having jurisdiction over any aspect of the Cost of Operation, Cost of Capital Improvements, making of Capital Improvements and/or Operation of the Plant.

          (b) Without limiting the foregoing delegation, NMC shall act as the agent for Contracting Owner in all matters related to the Operating License and NRC regulation of the Plant. Furthermore, NMC shall provide Contracting Owner with data and assistance as may be requested by Contracting Owner to enable Contracting Owner to satisfactorily discharge, as Contracting Owner and Co-licensee of the Plant, its responsibilities with regard to the Plant, including its responsibilities to its securities holders, to regulatory authorities and others.

          (c) Notwithstanding any other provisions to the contrary in this NPPOSA or any other agreement, on and after the Effective Date, NMC shall have the sole authority, as the Operator of the Plant, to make all decisions relating to public health, safety, and security, and is hereby exclusively authorized to take such actions in the Operation of the Plant, including without limitation to Operate the Plant at a reduced capacity or to place all or part of the Plant in a safe shutdown condition at any time, as NMC in its sole discretion deems necessary to protect the health, safety, and security of the public, including the personnel engaged in the Operation and maintenance of the Plant, and to protect the property at the Plant or to comply with the Operating License or other requirements of the NRC, the Atomic Energy Act, or other applicable laws or regulations. In order that NMC may meet such responsibility and implement such authority, Contracting Owner shall provide NMC with financial resources in accordance with the terms of this NPPOSA and shall otherwise cooperate with NMC in meeting such responsibility and implementing such authority. NMC agrees to seek the consent of Contracting Owner when time is available, or, in the event of an emergency, to immediately notify Contracting Owner of any such actions taken pursuant to this provision. All costs incurred by NMC in taking such action relating to Operation at reduced capacity, shutdown of the Plant, or Decommissioning shall be considered Costs of Operation or Costs of Capital Improvements, as the case may be.

          (d) Subject to the provisions of Sections 2.2 and 2.3 herein, in order to enable NMC to fully and effectively perform its duties hereunder, NMC shall have, and Contracting Owner does hereby grant to NMC, as agent for Contracting Owner, the power and authority to exercise in accordance with applicable laws, the rights of Contracting Owner under, and to execute, modify, amend or terminate, any contracts, including, without limitation, leases, easements, agreements, purchase orders, licenses, permits and privileges relating to the Operation of, and making of Capital Improvements to, the Plant.

          NMC shall and will cause NMC Personnel to comply with applicable Contracting Owner policies, as may be amended from time to time, including, without limitation, policies applicable to personnel granted unescorted access to the Plant. Such policies are identified on Exhibit D attached hereto and made a part hereof. NMC Personnel providing Operating Services under this NPPOSA shall all be qualified by education, training, or experience, and shall be capable of performing to industry and/or applicable professional standards. Such NMC Personnel also shall meet all applicable requirements of the Operating License, NRC, Plant Technical Specifications, and other applicable regulatory requirements and commitments. Qualification of NMC Personnel shall be subject to audit by Contracting Owner and NMC Personnel shall not engage in activities for which they are not qualified. Contracting Owner shall have the right to approve of, or request removal of, either or both of the highest ranking NMC employees at the Plant, which generally shall be NMC Site Vice President and NMC Plant Manager, provided that any such denial of approval or request for removal shall be reasonably exercised.

          The duties of Contracting Owner and NMC hereunder shall be subject in all events to receipt of any further necessary consents or regulatory approvals. Subject to NMC's obligations and responsibilities under this NPPOSA, the Operating License and applicable laws and regulatory requirements, NMC agrees that it shall comply with directions from Contracting Owner relating to the Operation of, and making of Capital Improvements (including the costs thereof) to, the Plant.

          2.2 Limitation on NMC's Authority. Notwithstanding Section 2.1 above,
              -----------------------------
except for such action pursuant to Section 2.1(c), NMC shall have no authority under this NPPOSA, without the written approval (or verbal approval promptly confirmed in writing) of Contracting Owner, to:

          a) obligate Contracting Owner to pay Costs of Capital Improvements and Costs of Operation that are either in excess of or materially different in scope from the expenditures to be agreed upon pursuant to Section 5.1 herein,

          b) obligate Contracting Owner, to pay Costs of Capital Improvements that have not been approved in accordance with Contracting Owner's policy with respect to Contracting Owner's Board of Directors' approval of capital expenditures,

          c) modify, amend or terminate any contracts executed by Contracting Owner that are existing or were in effect prior to the Effective Date, and/or

          d) sell, encumber or otherwise dispose of any real property or any equipment or personal property comprising the Plant, provided that this provision shall not apply to any equipment or personal property, as the case may be, which is replaced in a timely fashion, by equipment which is of like kind and of value at least equal to that of the disposed of equipment or personal property.

          In addition, Contracting Owner shall have exclusive authority to define the economic life and to determine when the economic life of the Plant has ended and, in its sole discretion, may direct NMC, in writing or verbally, immediately confirmed in writing, to retire and Decommission the Plant or to Operate the Plant at reduced capacity (except that written confirmation is not required for dispatch orders in the normal course of business, unless Contracting Owner's policies require such), and/or to place the Plant in a safe shutdown condition. Contracting Owner shall have exclusive authority to determine whether or not to amend the Operating License to extend the licensed life of the Plant.

          2.3 Form of NMC Purchases and Contracting Owner Review of
              -----------------------------------------------------
Proposed Contracts. With respect to acquisitions by NMC, as agent for
------------------
Contracting Owner of Capital Improvements and other equipment or property, including, but not limited to, materials, supplies and spare parts inventories, for the Plant, Contracting Owner's Chief Financial Officer, or his or her designee, shall provide NMC from time to time as necessary with instructions or guidelines as to the preferred financial structure of such acquisitions (i.e., purchase, lease, etc.), with which NMC shall reasonably attempt to comply in making such acquisitions. It is further agreed that the Chief Financial Officer of Contracting Owner, or his or her designee, shall notify NMC in writing of the contracts or types of contracts related to the Plant that are to be executed by NMC, in its capacity as Contracting Owner's agent, that Contracting Owner desires to review and approve prior to execution and/or to monitor thereafter. Accordingly, NMC agrees to provide Contracting Owner copies of such contracts within a reasonable time prior to NMC's proposed execution thereof.

          2.4 Execution; Disclosures in Third-Party Contracts. Contracts
              -----------------------------------------------
relating to the Operation of the Plant, including, without limitation, any contracts for Capital Improvements or contracts for the sale, lease or acquisition of materials, inventories, supplies, spare parts, equipment, fuel, Nuclear Fuel (excluding contracts for the financing through lease or otherwise for Nuclear Fuel) or services, shall be executed by NMC, as agent for Contracting Owner or by Contracting Owner, upon NMC's reasonable request. If a contract subject to Section 2.1 relates to both the Plant and one or more other power plants that are Operated by NMC, such contracts ("Multi-Plant Contracts") shall be executed by Contracting Owner at NMC's request, on reasonable grounds, or by NMC, on reasonable grounds, on behalf of Contracting Owner, and the owners of the other applicable plants. NMC further agrees that with respect to Multi-Plant Contracts, NMC will not enter into such Multi-Plant Contracts without the prior written consent of Contracting Owner unless such contract contains a provision for several but not joint liability of the owners of the plants under such Multi-Plant Contracts in proportion to the costs allocated to the various power plants under such contracts.

          Subject to the limitations in Section 2.2 and 2.3, above, in order to induce third parties to contract with NMC with regard to the performance of NMC's obligations under this NPPOSA, Contracting Owner hereby expressly agrees to be bound by the terms of all contracts executed by NMC in accordance with its agency authority as described herein (including, without limitation, any provisions that limit or protect against a third party's liability, provisions granting indemnity to third parties and limitations or exclusions of warranties) to the same extent as if Contracting Owner were an original signatory to such contract. In addition, if Contracting Owner's signature is deemed by NMC to be necessary to induce a third party to contract with NMC, Contracting Owner agrees to not unreasonably refuse to execute such third-party agreements as NMC may request from time to time.

          2.5 Enforcement of Rights.
              ---------------------

          a) Contracting Owner hereby recognizes that, except with respect to facts and circumstances existing, or litigation instituted by or against Contracting Owner, prior to the Effective Date, NMC has complete and exclusive authority with respect to the handling of the defense, prosecution and/or settlement of disputes with third parties relating in any way to the Operation of the Plant, provided that NMC shall obtain Contracting Owner's written consent and direction prior to instituting or settling any lawsuit, claim, proceeding or action relating to the Plant which is of a type categorized as material by Contracting Owner, and Contracting Owner shall have the right to participate in such material lawsuit, claim, proceeding or action or to institute such action if NMC has not done so.

          b) With respect to litigation relating in any way to the Plant that arises out of facts or circumstances existing prior to the Effective Date, Contracting Owner shall, after consultation with NMC, decide in its sole judgment upon the appropriate manner of defending, prosecuting or settling such litigation.

          c) Except as to matters for which indemnification of NMC is not applicable pursuant to Article 6, it is further agreed that to the extent NMC incurs any liability to a third party in performing its duties under this NPPOSA, amounts paid by NMC because of such liability and NMC's expenses in defending claims by third parties or prosecuting claims against third parties shall be considered Costs of Operation.

          2.6 NMC's Responsibilities at Other Plants. NMC's duties and
              --------------------------------------
responsibilities under this NPPOSA shall not be construed to interfere with NMC's authority and responsibility to Operate any other plants for which it has Operating responsibility. NMC agrees that it shall not knowingly take or fail to take any action in connection with the Plant that is inconsistent with Good Utility Practice or where such action or inaction would be reasonably expected to put Contracting Owner or the Plant at a disadvantage to any other plant which NMC Operates or to which it provides Operating Services, or which jeopardizes the safety, integrity, or reliability of the Plant's Operations. NMC agrees that in providing Operating Services under this NPPOSA, NMC will comply with all applicable governmental rules and regulations regarding Contracting Owner's Plant. If NMC believes it may not be able to fulfill its obligations under this NPPOSA, it shall promptly notify Contracting Owner.

          It is recognized that NMC is or shall be Operating multiple nuclear power plants for Owners under agreements substantially similar to the NPPOSA. NMC shall, consistent with Good Utility Practice, and in conformance with applicable laws and regulations, facilitate the coordination of the outage schedules of such nuclear power plants as agreed to by each such Owner, recognizing that an Owner may also need to coordinate its nuclear power plant outage with those of its other generating facilities, with other power plant owners, with transmission system operators, or with regional reliability organizations. NMC shall comply with any outage scheduled by Contracting Owner.

          2.7 Transfer of Organization and Staff. On the Effective Date,
              ----------------------------------
Contracting Owner shall transfer substantially intact to NMC and, subject to
Section 3.7, NMC shall accept the Contracting Owner's on-site organization, including Contracting Owner's employees and contractors (to the extent allowed under the applicable agreements), responsible for licensed activities at the Plant. Prior to the Effective Date, Contracting Owner and NMC shall in cooperation take all measures necessary to effect such transfer without disruption and as efficiently as possible. After the Effective Date, NMC shall maintain such organization until such time as NMC in its sole discretion determines that changes in the organization or personnel are appropriate. All changes in NMC Personnel or in the assignments of NMC Personnel shall be in accordance with all applicable laws and regulations and subject to the provisions of the NPPOSA.

          2.8 Membership and Participation in Industry Organizations. NMC
              ------------------------------------------------------
intends to be a member of INPO and is hereby authorized to participate in all applicable INPO programs which will benefit the Plant, including programs conducted by the National Academy for Nuclear Training. NMC is also authorized to participate as Contracting Owner's agent or in lieu of Contracting Owner in other industry groups which will benefit the Plant. As mutually agreed, NMC will take the place of Contracting Owner in INPO, NEI, Westinghouse Owners' Groups, and other similar groups. The costs of such membership and participation shall be included in the Costs of Operation.

          2.9 NMC Oversight. Contracting Owner understands that NMC may
              -------------
establish a nuclear oversight function which may consist of a committee of NMC's Board of Directors. Contracting Owner agrees to cooperate fully with such nuclear oversight function and its staff members.


                                    ARTICLE 3
               Contracting Owner's Responsibility and Obligations
               --------------------------------------------------

          3.1 Payment. In consideration of the services rendered by NMC
              -------
hereunder, and subject to the provisions of this NPPOSA, Contracting Owner hereby agrees to pay the Costs of Operation and Costs of Capital Improvements incurred by NMC pursuant to Article 5 hereof.

          3.2 Site Access and Control. In order for NMC to Operate the
              -----------------------
Plant in accordance with the Operating License and other applicable regulatory requirements, Contracting Owner grants NMC unrestricted access to and the exclusive right to use and control the use of the property constituting the Plant, including, without limitation, the real property and the switchyard (or substation), facilities, equipment and personal property located on the Plant site, and to determine all activities within the site boundary of the Plant. As required by or provided in the Operating License and applicable statutes and NRC regulations, Contracting Owner grants NMC unrestricted access to and the exclusive right to use and exercise control over the Exclusion Area, as defined in the Final Safety Analysis Report for the Plant, as may be updated and amended from time to time.

          The parties understand that Contracting Owner is, may or may be required to, become a member of an independent transmission system owner or operator or other similar entity which may operate and have control over Contracting Owner's electric transmission facilities, which may include all or a portion of the Plant switchyard (or substation). Contracting Owner shall obtain the agreement of any such entity to provide NMC such access to and control of the Plant switchyard (or substation) as will meet NRC requirements or Contracting Owner's licensing basis commitments.

          Contracting Owner shall notify NMC of any proposed conditions on access to or control of the Plant switchyard (or substation) or on the Operation of the Plant as may be suggested or proposed by an independent transmission system owner or operator and shall allow NMC to review and provide input.

          3.3 Compliance With Operating License and Regulations. Contracting
              -------------------------------------------------
Owner shall be and remain in compliance with the Operating License and all licenses, statutes, and regulations which pertain to or affect its ownership of the Plant or the Operation of the Plant by NMC, including, without limitation, maintaining compliance with the licensing basis of the Plant and funding and maintaining the Plant's Decommissioning Trust Funds in accordance with applicable NRC regulations and other state and federal requirements.

          3.4 Support Services from Contracting Owner. Contracting Owner agrees
              ---------------------------------------
that it will cooperate with NMC in a manner so that NMC may exercise its authority and fulfill its responsibilities pursuant to this NPPOSA. In this connection, Contracting Owner further agrees to provide or cause another entity to provide (1) the Plant switchyard, substation, switching station, and transmission line services and other support in accordance with a separate agreement to be executed by the parties contemporaneously with the execution of this NPPOSA, a form of which is attached hereto as Exhibit B, as such agreement may be hereafter supplemented or amended, (2) support for the Plant Emergency Plan and emergency training, drills, and exercises in accordance with a separate agreement to be executed by the parties contemporaneously with the execution of this NPPOSA, a form of which is attached hereto as Exhibit C, as such agreement may be hereafter supplemented or amended.

          Contracting Owner agrees to provide, subject to their reasonable capability and availability, additional services or assistance required by NMC and agreed to by Contracting Owner in writing in connection with the Operation of the Plant, including, without limitation, the following: (1) communications access and support, (2) transportation support, (3) payroll and personnel assistance, and (4) other services as may be required in order to allow NMC to conduct safe, economic and efficient Operations at the Plant. NMC agrees to pay Contracting Owner to the extent such additional services or assistance are used to provide services to any other Owner.

          3.5 No Changes to Facilities, Procedures or Practices. So that NMC
              -------------------------------------------------
will be capable of Operating the Plant in accordance with the Operating License and other applicable regulatory requirements, Contracting Owner agrees that it will not make, and shall obtain commitments from any future independent transmission system owner or operator or other similar entity, as applicable, that it will not make, any changes to facilities, procedures or practices that affect compliance with NRC regulations or commitments, including, but not limited to, physical changes to the electrical transmission or distribution facilities that directly provide an off-site power supply to the Plant without prior consultation with and written consent from NMC, which consent NMC shall not unreasonably withhold.

          3.6 Off-Site Power Supply. Contracting Owner agrees that at its own
              ---------------------
cost it shall provide the Plant with an assured source of off-site power, sufficient to meet the requirements of the Operating License and NRC regulations, in accordance with procedures to be agreed upon, from time to time, by the parties.

          3.7 Contracting Owner's Represented Employees. Contracting Owner may
              -----------------------------------------
have employees at the Plant who may be represented by one or more labor unions, which employees may not be NMC employees. In such event, Contracting Owner shall place such employees under the supervision of NMC; however, such employees shall remain employees of Contracting Owner. The Contracting Owner hereby designates NMC and its supervisory/management employees as its agents to direct and supervise the work of its bargaining unit employees at the Plant. NMC and Contracting Owner agree to cooperate in the resolution of disputes under the Labor Agreement(s). Contracting Owner shall identify to NMC the types of labor disputes for which notice shall be given to Contracting Owner prior to resolution. NMC shall be responsible for complying with NRC regulations regarding Contracting Owner's employees including, but not limited to, maintaining a safety conscious work environment and an employee concerns program.

          Contracting Owner shall keep NMC informed of the progress of any grievances, disciplinary action or proceeding involving a represented employee of Contracting Owner at the Plant, and shall also keep NMC informed of the status of labor negotiations involving Contracting Owner's bargaining unit employees at the Plant. Any change in costs in Plant Operations due to Contracting Owner's agreed-upon changes to a Labor Agreement or to a new Labor Agreement shall be immediately reflected in a corresponding change to the approved annual budget.

                                    ARTICLE 4
                        Ownership of Capacity and Energy
                        --------------------------------

          4.1 Ownership of Capacity and Energy. Contracting Owner at all times
              --------------------------------
during the term of this NPPOSA, shall be and remain the owner of, and shall be entitled to all of, the capacity and energy from the Plant.

          4.2 Determination of Output. Contracting Owner shall at all times,
              -----------------------
subject to NMC's obligations under Article 2, determine the electric output from the Plant. "Net Positive Output" of the Plant shall be the gross electric power generation of the Plant, less station service requirements, and less adjustments for losses experienced. In the event the Net Positive Output is negative (i.e., station service and losses exceed the gross generation), Contracting Owner shall be responsible for providing necessary power at the Plant during such period in accordance with Good Utility Practice and Section 3.6 herein.


                                    ARTICLE 5
                      Payment, Audit and Inspection Rights
                      ------------------------------------

          5.1 Payment Obligation. On or before July 15 (or such other dates
              ------------------
as may be agreed to by the parties) of each year during the term of this NPPOSA,
(1) NMC will submit for Contracting Owner's review and approval the total proposed annual budget for the Plant for the following year, which shall consist of the annual operating and capital programs (as used herein the term "annual operating and capital programs" shall include details of the budgeted costs for those programs) for the Plant, and NMC's Business Plan for Plant, and (2) NMC and Contracting Owner, within 90 days after such submittal, will agree in writing upon the annual budget for the following budget year and NMC's Business Plan for Plant. Subject to the provisions of this Section 5.1, the annual operating and capital programs portion of the budget shall constitute a cap respectively on the (i) Costs of Operation and (ii) Costs of Capital Improvements. Should the Contracting Owner and NMC fail to reach agreement on the annual budget, the amount for annual operating programs for such year, and the capital programs budget for such year shall be the amounts for such year as contained in the latest agreed upon NMC Business Plan for Plant, increased as necessary to complete capital projects in progress at the beginning of such year (subject to cancellation of the project by Contracting Owner) and the cost of any capital projects which NMC certifies are required for the safe Operation of the Plant, unless Contracting Owner has decided the Plant is to be permanently shut down prior to such budget year.

          Contracting Owner and NMC recognize that mutually agreeable adjustments may be made to the previously approved annual budget, or the components of NMC's Business Plan for Plant, from time to time during any budget year, to reflect the impact of Force Majeure, unforeseen circumstances, financial constraints or other events. Any such agreements must be in writing and executed by the Contracting Owner and NMC.

          NMC shall provide, on or before the fifth working day of each month, a report of actual expenditures charged or allocated directly to Contracting Owner in the preceding month. NMC shall provide, on or before the tenth working day of each month, a comparison of such actual expenditures and the budget submitted by NMC and approved by the Contracting Owner for the previous month. NMC shall provide, on a monthly basis, a report showing year to date expenditures and shall provide forecasts of expenditures over the remainder of the year. Each monthly report shall address the specific month and year-to-date expenditures and shall provide forecasts of expenditures over the remainder of the year. NMC shall specifically identify any areas in which expenditures are, or are forecasted by the end of the year to be, more than five percent over or under budget and to identify any types of expenditures which differ, or are forecast to differ, materially from the types of expenditures in the approved budget. It is further agreed that NMC will keep Contracting Owner timely informed of costs and obtain Contracting Owner's approval regarding projects which are reasonably anticipated to cause a material change to the components of the then-current NMC Business Plan for Plant as previously approved by Contracting Owner.

          Without limiting Contracting Owner's obligations under Article 6, Contracting Owner agrees to pay any and all Costs of Operation and Costs of Capital Improvements. Based on NMC's monthly financial reports or on such other information which leads Contracting Owner to reasonably conclude that either the Costs of Capital Improvement will exceed by more than five percent the annual capital programs portion of the approved annual budget or that the Costs of Operation will exceed by more than five percent the annual operating portion of the approved annual budget, Contracting Owner may notify and direct NMC to limit, control, or modify its expenditures so as to not exceed 105 percent of the approved annual budget. NMC agrees to use best efforts, consistent with safety and the timing of such notice and direction from Contracting Owner, to limit its expenditures to no more than 105 percent of the approved annual budget in a manner which has the least effect on the Net Positive Output of the Plant. Should NMC fail to so limit its expenditures following notice and direction from Contracting Owner, despite having adequate time to do so, NMC's actions or inactions shall be deemed to constitute Misconduct.

          The parties recognize that the date upon which this NPPOSA becomes effective may occur at a time which is inconsistent with the annual budget submission, review, and approval dates described above. In such event, the parties agree to use best efforts to arrive at an annual budget prior to the beginning of the first year and also agree that for the remainder of the year in which the NPPOSA becomes effective, NMC shall adopt the Contracting Owner's budget. Also, during the initial period of its Operation of the Plant, it is understood that NMC may not have developed its own Business Plan for the Plant, and in such event, NMC shall use applicable plans prepared by Contracting Owner.

          5.2 Payment and Billing. Subject to Section 5.1 above and in
              -------------------
accordance with procedures to be agreed upon in writing by the parties, NMC hereby agrees to furnish Contracting Owner, at such times as may be required by Contracting Owner, estimates of the Costs of Operation and Costs of Capital Improvements expected to be owed for the next succeeding period. Contracting Owner shall promptly deposit in the bank account(s) to be established pursuant to Section 5.3 such funds as the parties determine from time to time is necessary to pay NMC and third parties on a timely basis with respect to Costs of Capital Improvements and Costs of Operation. Payments of the Costs of Capital Improvements and Costs of Operation specified herein shall be made notwithstanding the availability or lack of availability of the Plant to produce power. No payment made pursuant to this Operating Agreement shall constitute a waiver of any right of Contracting Owner to question or contest the correctness of Costs of Capital Improvements and Costs of Operation charged hereunder.

          The Costs of Capital Improvements and Costs of Operation billed to Contracting Owner by NMC shall be based upon the actual costs incurred by NMC. Contracting Owner and NMC agree that NMC's actual costs shall be deemed to be the Market Price.

          5.3 Bank Accounts. The parties agree that one or more special bank
              -------------
accounts may be established and maintained in one or more banks of Contracting Owner's choice, in a manner that will indicate the custodial nature of the accounts, for the deposit by Contracting Owner and disbursement by NMC or Contracting Owner of Costs of Capital Improvements and Costs of Operation.

          5.4 Financial Audit and Adjustments. NMC shall maintain books and
              -------------------------------
records to support the Costs of Capital Improvements and Costs of Operation for such period of time as Contracting Owner shall direct. From time to time, Contracting Owner may, and NMC shall permit, at Contracting Owner's option and expense as appropriate (in accordance with any applicable established auditing policies agreed upon by the parties), conduct or cause to be conducted by others, including regulatory authorities having jurisdiction, audits of the books and records of NMC. Such audits shall be conducted at reasonable mutually agreed upon times, with agreement not being unreasonably withheld. Further, NMC shall make available to Contracting Owner a copy of any audit reports prepared by or at the request of NMC concerning its books and records relating to the Operation of the Plant, and the cost of preparing such audit reports shall be a Cost of Operation payable pursuant to this Article 5. NMC, at least annually, shall credit Contracting Owner with recoveries, whenever received, from third parties and shall charge or credit Contracting Owner with any underpayments or overpayments of Costs of Capital Improvements and Costs of Operation, as the case may be. Force Majeure shall not excuse failure by NMC to credit Contracting Owner with third-party recoveries or overpayments of Costs of Capital Improvements and Costs of Operation owing to Contracting Owner at any time.


                                    ARTICLE 6
       Warranties, Remedies, Limitations on Liability, and Indemnification
       -------------------------------------------------------------------

          6.1 Exclusive Warranties and Remedies. NMC shall provide qualified and
              ---------------------------------
experienced personnel to perform its obligations pursuant to this NPPOSA. Names and backgrounds of personnel providing Services shall be provided to Contracting Owner upon request. All Operating Services provided by NMC hereunder shall be performed in a professional and competent manner consistent with Good Utility Practice. If any Operating Services provided by NMC to Contracting Owner fail to conform to this standard, NMC shall, at the option of Contracting Owner, either correct or reperform such deficient Operating Services at Contracting Owner's sole cost, and such reperformance or correction shall be the sole and exclusive remedy available to Contracting Owner hereunder for defective performance, regardless of whether any claims are based on negligence, breach of warranty, breach of contract, tort, strict liability or any other legal theory, except for Misconduct as provided in Section 6.2.

          THE WARRANTIES SET FORTH IN THIS SECTION 6.1 CONSTITUTE THE SOLE AND EXCLUSIVE WARRANTIES MADE TO CONTRACTING OWNER AND ARE IN LIEU OF ALL OTHER WARRANTIES OF ANY KIND, WHETHER STATUTORY, EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ALL WARRANTIES ARISING FROM ANY COURSE OF DEALING OR USAGE OF TRADE.

          6.2 Waiver and Disclaimer of Damages. Contracting Owner expressly
              --------------------------------
agrees and acknowledges that NMC, its Members, and any officers, directors or employees of NMC or its Members shall not be liable to Contracting Owner for any expenses, losses, liabilities, or damages of any kind whatsoever arising out of the performance of this NPPOSA, including direct, indirect, punitive, special or consequential damages, economic losses, lost profits, cost of replacement power, cost of capital, or as a result of fines or penalties imposed by the NRC or other governmental authority, even if NMC has been notified of the possibility of such damages or losses and regardless of whether such damages, losses, or costs are based upon NMC's negligence, breach of warranty, tort, strict liability or any other legal theory, except (a) for direct damages resulting from the Misconduct of NMC, (provided that NMC shall not be liable for direct damages that are covered under the insurance which Section 7.2 requires Contracting Owner to have in place), or (b) if NMC breaches its obligation to pay Contracting Owner for resources provided pursuant to Section 3.4, Contracting Owner may recover such amounts with interest (determined based on Contracting Owner's pre-tax cost of capital).

          6.3 Indemnity. Contracting Owner hereby agrees to indemnify and hold
              ---------
harmless NMC, its Members, and any officers, directors, employees and agents of NMC and its Members to the fullest extent permitted by applicable law, from the payment of any sum or sums of money to Contracting Owner or any third party on account of, or resulting from, actions, claims, expenses, losses, liabilities or damages of any kind whatsoever, and regardless of whether based upon NMC's negligence, breach of warranty, breach of contract, tort, strict liability or any other legal or equitable theory in connection with or related to any claim brought by any third party in connection with Operating Services provided by or through NMC pursuant to this NPPOSA; provided, however, that the indemnity obligation of Contracting Owner shall not apply to:

          (a) any failure of NMC to make appropriate federal and state employment tax withholding and contributions as may be required; or

          (b) any claims for personal injuries suffered by NMC employees to the extent such personal injuries are covered by the proceeds of the workers' compensation policy required to be maintained by NMC; or

          (c) any other claims to the extent covered by insurance proceeds of either party.

          (d) direct damages resulting from the Misconduct of NMC, except as are covered under the types of insurance which Section 7.2 requires Contracting Owner to have in place, whether or not such insurance is sufficient to cover the damages.

          6.4 Survival. The provisions of this Article 6 shall specifically
              --------
survive the expiration or termination of this NPPOSA for any reason.


                                    ARTICLE 7
                   Insurance and Nuclear Liability Protection
                   ------------------------------------------

          7.1 NMC Insurance. NMC shall obtain and maintain in full force and
              -------------
effect, the following insurance coverages, or its equivalent satisfactory to Contracting Owner, with minimum limits as indicated, (which may also be revised to reasonable amounts consistent with similar industry practice at the Contracting Owner's discretion from time to time) at all times during the term of this NPPOSA and beyond, as required.

          (a) NMC shall maintain worker's compensation and employer's liability insurance as required by appropriate state law.

          (b) NMC shall maintain commercial general liability (CGL) insurance (or its equivalent satisfactory to Contracting Owner) and, if necessary, commercial umbrella or excess insurance with a total limit of not less than $2,000,000 each occurrence. Contracting Owner shall be included as an additional insured under the CGL insurance.

          (c) NMC shall maintain automobile liability insurance (or its equivalent satisfactory to Contracting Owner) and, if necessary, commercial umbrella or excess liability insurance with a combined single limit (or equivalent) of not less than $2,000,000 each accident. Contracting Owner shall be included as an additional insured.

          (d) NMC waives all rights against Contracting Owner and its agents, officers, directors, and employees for recovery of damages to the extent these damages are covered by any of the insurance required above.

          NMC shall furnish the Contracting Owner with duly executed Certificates of Insurance certifying that such insurance has been provided and that the insurance companies will give the Contracting Owner thirty (30) days prior written notice of any material change in, or cancellation of, such insurance coverage. Such certificate shall also specify the dates when such insurance commences and expires. Certificates should be delivered to the Contracting Owner pursuant to Section 13.5.

          NMC agrees that such insurance shall be maintained throughout the entire term of this Agreement and beyond, as required. The cost of all insurance procured by NMC, including, without limitation, any deferred or retrospective premium assessments, shall be included in the Costs of Operation.

          7.2 Contracting Owner Insurance. At no cost to NMC, Contracting
              ---------------------------
Owner will maintain or cause to be maintained nuclear liability financial protection, nuclear decontamination and property damage insurance, and government indemnification of nuclear liability arising from the operation and maintenance of the Plant, in forms and amounts required by the NRC or other regulatory bodies. NMC shall be a named insured on such insurance and indemnification unless such insurance or indemnification provides coverage to all persons held legally liable. Contracting Owner shall require its insurers to waive all right of subrogation against NMC and its subcontractors, regardless of fault, for all claims, including, without limitation, decontamination of, physical damage to, or loss or destruction of any property at the location of the Plant as defined in the decontamination and property damage insurance policy for the Plant, and, if Contracting Owner obtains and maintains insurance for the cost of replacement power, for all costs of replacement power. Contracting Owner further hereby waives rights of recovery, including any right to which another may be subrogated, for decontamination of, physical damage to, or loss or destruction of any property at the location of the Plant as is or may be insured under its decontamination and property damage insurance policies arising directly or indirectly out of Operating Services provided pursuant to this NPPOSA.

          7.3 Notice of Claim. NMC shall promptly inform Contracting Owner in
              ---------------
writing of every employee's workers compensation or tort liability claim for bodily injury, including, but not limited to these, allegedly caused by a nuclear energy hazard arising out of the nuclear facility, or in the course of transporting nuclear material to or from the nuclear facility.

          NMC's written notice shall provide:

          1. Name and address of claimant;

          2. Time and place of alleged exposure to nuclear energy hazard, if known; and

          3. Description of alleged bodily injury.

          7.4 Insurance Renewal. NMC and Contracting Owner will cooperate fully
              -----------------
in the renewal and administration of the Contracting Owner's insurance program as it relates to the Plant and NMC's insurance program relating to the Plant. At the direction of Contracting Owner, NMC will establish necessary procedures, cooperate with the insurers and otherwise comply with requirements of the insurers.


                                    ARTICLE 8
                              Term and Termination
                              --------------------

          8.1 Term. This NPPOSA shall become effective on the earlier of a
              ----
date mutually agreed upon by Contracting Owner and NMC, and the first day of the month beginning more than 120 days following (i) receipt of all necessary regulatory approvals, each of which, in the sole determination of Contracting Owner, does not contain unacceptable terms or conditions or which cause or would cause this NPPOSA to be modified in any way unacceptable to Contracting Owner, and (ii) receipt of all necessary regulatory approvals, each of which, in the sole determination of Contracting Owner, does not contain unacceptable terms or conditions or which cause or would cause or require this NPPOSA to be modified in any way unacceptable to Contracting Owner, applicable to one or more nuclear power plants owned by one or more different Members of NMC (other than Contracting Owner) or an Affiliate of such Member pursuant to which NMC shall also be named as the licensed Operator of such other plant. Unless sooner terminated as provided hereinafter, this NPPOSA shall remain in effect, subject to Section 8.2 below, until the Plant shall have been retired and Decommissioned in accordance with all applicable regulatory and governmental requirements and the parties hereto agree in writing, with agreement not to be unreasonably withheld, that all responsibilities hereunder have been fulfilled.

          8.2 Termination Without Cause. Contracting Owner may terminate this
              -------------------------
NPPOSA without cause by providing NMC with written notice of intent to terminate at the end of one full calendar year following the date of notification. Termination shall occur on the later of the date one full year after the date of notification and the expiration of a reasonable transition period to allow Contracting Owner to engage another operator for the Plant or to resume operational control itself, including time for any regulatory approvals and license transfers. Upon such termination, Contracting Owner shall pay to NMC any Costs of Capital Improvements and Costs of Operation incurred prior to the effective date of termination, as well as an "exit fee" which shall consist of the net present value of (a) the stream of future payments related to depreciation and/or amortization of capital investments, return on such capital investments, and/or leases relating to NMC infrastructure as allocated to Contracting Owner based upon the Composite Allocator under Exhibit A then in effect, and (b) the stream of future payments related to depreciation or amortization of capital investments, and return thereon, made and owned by NMC for the benefit of the Plant and the nuclear generating facilities of one or more other Owners, as allocable to Contracting Owner. The discount factor for the present value calculation shall be the composite after-tax cost of capital of the Owners, as of the date of termination. The composite after-tax cost of capital shall be developed by using the composite pre-tax cost of capital most recently authorized by the state utility regulatory authority in which each of the Owners' nuclear power plants are located, but adjusted for federal income taxes based on the current maximum marginal tax rate and a uniform state effective income tax rate of 5%. Any "exit fees" paid to NMC shall be treated as an offset to the related capital investments for purposes of calculating future charges for depreciation/amortization and the return thereon to the other Owners.

          8.3 Termination Because of Governmental or Judicial Acts. If any
              ----------------------------------------------------
term or provision of this NPPOSA should be declared invalid or unenforceable by a court of competent jurisdiction or by other governmental or regulatory action or policy or if performance hereof by either party is prohibited or substantially impaired by an order of a regulatory or governmental body having jurisdiction, the parties agree that, to the extent practical, they will renegotiate this NPPOSA in good faith to permit this NPPOSA to be performed or the terms to be implemented as close as possible to the original intent and in a manner that will be consistent with applicable laws, regulations, and court or regulatory agency rulings. However, if such renegotiation is not possible or practical, or the parties cannot reach agreement on the terms of the revised agreement, either party may terminate this NPPOSA effective upon written notice to the other party and the expiration of a reasonable transition period to allow Contracting Owner to engage another operator for the Plant or to resume operational control itself, including time for any regulatory approvals and license transfers. Any such termination, however, shall not relieve a party from its obligation to pay for Operating Services provided, incurred or committed to prior to the date of termination.

          8.4 Termination For Cause. Either party may terminate this NPPOSA if
              ---------------------
the other party commits a "material breach" of its obligations under this NPPOSA, provided that the terminating party must first provide written notice of the "material breach" as defined herein and must allow the other party at least 60 days to cure or provide a remedy for any such "material breach." If after the applicable cure period, the "material breach" has not been remedied or if the parties agree in writing that a longer period of time is to be allowed to remedy such "material breach," then if it is not corrected within such reasonable time as may be agreed upon by the parties, this NPPOSA may be terminated effective upon written notice of termination and the expiration of a reasonable transition period to allow Contracting Owner to engage another operator for the Plant or to resume operational control itself, including time for any regulatory approvals and license transfers.

          Upon termination of this NPPOSA by NMC due to a material breach by Contracting Owner, Contracting Owner shall pay to NMC any Costs of Capital Improvements and Costs of Operation incurred prior to the effective date of termination, as well as an "exit fee" which shall consist of the net present value of (a) the stream of future payments related to depreciation and/or amortization of capital investments, return on such capital investments, and/or leases relating to NMC infrastructure as allocated to Contracting Owner based upon the Composite Allocator under Exhibit A then in effect, and (b) the stream of future payments related to depreciation or amortization of capital investments, and return thereon, made and owned by NMC for the benefit of the Plant and the nuclear generating facilities of one or more other Owners, as allocable to Contracting Owner. The discount factor for the present value calculation shall be the composite after-tax cost of capital of the Owners, as of the date of termination. The composite after-tax cost of capital shall be developed by using the composite pre-tax cost of capital most recently authorized by the state utility regulatory authority in which each of the Owners' nuclear power plants are located, but adjusted for federal income taxes based on the current maximum marginal tax rate and a uniform state effective income tax rate of 5%. Any "exit fees" paid to NMC shall be treated as an offset to the related capital investments for purposes of calculating future charges for depreciation/amortization and the return thereon to the other Owners.

          For purposes of this NPPOSA, the term "material breach" shall mean the following:

               (a) the failure of either party to make any payment required to be made in accordance with the terms hereof; or

               (b) the failure of either party to perform, keep or fulfill any other material undertakings, obligations or conditions set forth in this NPPOSA, including without limitation, the obligations of the parties regarding compliance with applicable Contracting Owner policies, record-keeping requirements, insurance and indemnification requirements, confidentiality requirements, representations, and warranties.

          8.5 Mutual Agreement. This NPPOSA shall be terminated at any time and
              ----------------
for any reason if mutually agreed upon in writing by duly authorized representatives of both parties.

          8.6 Transition and Survival. Prior to termination for any reason, the
              -----------------------
parties shall work in good faith to insure a satisfactory transfer of responsibility and work in process and obtaining approval from any regulatory agency or judicial or governmental body if required for such transfer. NMC agrees that the Operating License and any and all licenses, permits, records, books, privileges or rights acquired by NMC relating to Operation of the Plant shall be assigned or otherwise transferred to Contracting Owner upon termination of this NPPOSA. The indemnification, release, and limitation of liability provisions contained in Article 8 shall survive termination to the extent they pertain to events giving rise to such indemnification, release and liability that occurred during the term of this NPPOSA.

          8.7 NMC Employee Severance. In the event that NMC terminates an
              ----------------------
employee that was formerly an employee of the Contracting Owner for any reason during the first 36 months following the effectiveness of the NPPOSA, except if the termination or cause thereof would not qualify the employee for severance pay under the Contracting Owner's then existing severance plan, then Contracting Owner shall pay to NMC a Severance Amount for each NMC employee which NMC terminates from its employ, except if Contracting Owner offers such employee a comparable job to that which he/she had with NMC. The Severance Amount shall be based on Contracting Owner's then current severance policy with respect to its own employees who qualify for a severance payment, giving credit to the NMC employee under such severance policy for time worked for both Contracting Owner and NMC. Such severance payment shall be the sole charge to Contracting Owner for NMC employee severance due to termination of employees in the 36-month period. NMC shall pay such Severance Amount to the severed employee and any such employee is intended to be a third party beneficiary of this provision of the NPPOSA.

          Should NMC terminate an employee who has provided Operating Services to the Plant after the first 36 months following the effectiveness of this NPPOSA, the provisions of NMC's severance policy, if any, shall apply and Contracting Owner shall bear its allocated share of any severance payments based on the amount such NMC employee's time was allocated to the Plant compared to such employee's total time employed by NMC.


                                    ARTICLE 9
             Compliance with Laws, Regulations and Site Requirements
             -------------------------------------------------------

          9.1 General. Both parties shall observe and comply with all
              -------
applicable Plant health, safety and security rules, programs or procedures and shall abide by all applicable laws, federal, state and local and the rules and regulations of any lawful regulatory body in connection with Services provided pursuant to this NPPOSA.

          9.2 Energy Reorganization Act. Without limiting the generality of
              -------------------------
Section 9.1 above, both parties specifically agree to comply with Section 211 of the Energy Reorganization Act of 1974, as amended (the "Act"), that prohibits NRC licensees and their contractors and subcontractors from discharging or otherwise discriminating against any employee engaging in protected activities described in the Act. If either party's employees, agents, subcontractors or suppliers makes any allegations or files a complaint with the Department of Labor pursuant to the provisions of Section 211 of the Act and if such allegation or complaint is made either directly or indirectly in connection with Operating Services performed pursuant to this NPPOSA, then the party first obtaining knowledge or receiving notice of such allegation or complaint shall promptly notify the other party of the complaint and the parties shall keep each other advised as to all significant developments regarding such allegation or complaint. Both parties further agree that neither party will enter into any agreement affecting compensation, terms, conditions and privileges of employment, including any agreement to settle any claim, allegation or complaint filed by an employee with the Department of Labor pursuant to Section 211 of the Act that contains any provisions prohibiting or otherwise discouraging an employee from providing the NRC with information on hazardous conditions, potential violations or any other matters within the NRC's regulatory responsibilities.

                                   ARTICLE 10
                         Representations and Warranties
                         ------------------------------

          10.1 Representations of NMC. NMC hereby represents and warrants to
               ----------------------
Contracting Owner as follows:

               (a) NMC is a limited liability company, duly organized under the laws of the State of Wisconsin.

               (b) NMC has taken all action necessary to enter into this NPPOSA and to perform its obligations hereunder.

               (c) This NPPOSA has been duly authorized, executed and delivered and constitutes the valid and binding obligation of NMC, enforceable against NMC in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and as may be set forth on Exhibit E hereto.

               (d) The execution and delivery of this NPPOSA and the performance by NMC of its obligations hereunder will not violate any contract to which NMC or any of its Members or their Affiliates is a party, or any law, order, judgment or decree of any federal, state or local court, or require any regulatory approval, except as set forth on Exhibit E hereto.

               (e) Except as may be set forth on Exhibit E hereto, there are no actions, suits, or proceedings pending or threatened against NMC before any federal, state, local or other governmental department, regulatory agency or judicial body that would, if decided adversely have a material adverse affect on NMC, its business or its ability to perform this NPPOSA.

          10.2 Representations of Contracting Owner. Contracting Owner
               ------------------------------------
represents and warrants to NMC as follows:

               (a) Contracting Owner is a corporate body, duly organized and existing under the laws of Iowa.

               (b) Contracting Owner has taken all corporate action necessary to enter into this NPPOSA, to perform its obligations hereunder and to consummate the transactions contemplated by this NPPOSA including, for multiple owner plants, that Contracting Owner has all necessary authority under the Plant's ownership agreement to execute this NPPOSA.

               (c) This NPPOSA has been duly executed and delivered by Contracting Owner and constitutes the valid and binding obligation of Contracting Owner, enforceable against Contracting Owner in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting the rights of creditors generally and as may be set forth on Exhibit E hereto.

               (d) The execution and delivery of this NPPOSA, the performance by Contracting Owner of its obligations hereunder will not violate any contract or agreement to which Contracting Owner or any of its affiliates is a party or any law, order, judgment or decree of any federal, state or local court or require any regulatory approval, except as set forth on Exhibit E hereto.

               (e) Except as set forth on Exhibit E hereto, there are no actions, suits or proceedings pending or threatened against Contracting Owner or its Affiliates before any federal, state, municipal or any other governmental department, regulatory agency or judicial body that would if decided adversely have a material adverse affect on Contracting Owner, its business or its ability to perform this NPPOSA.


                                   ARTICLE 11
                    Contracting Owner's Performance Oversight
                    -----------------------------------------

               Notwithstanding anything in this NPPOSA to the contrary, Contracting Owner, its agents, employees, independent contractors, members of its Board of Directors, subcommittees, or special committees of its Board of
Directors:

               (a) May at all reasonable times have access to the Plant and such of NMC's employees Operating or supporting the Operation of the Plant (whether located at the Plant or another location) as Contracting Owner, its agents, employees, independent contractors, members of its Board of Directors, subcommittees, or special committees of its Board of Directors deem necessary or desirable for the purpose of reviewing or auditing the Operation of the Plant;

               (b) Shall have the right of access to and copies of any and all reports or evaluations, whether or not deemed confidential by the preparer, concerning the Plant or its Operations prepared by or for NMC or others, including, but not limited to, the NRC, INPO, American Nuclear Insurers, or Nuclear Electric Insurance Limited.

               (c) Shall have the right to be present at and participate in all meetings, inspections, exit interviews, and other interactions by and between NMC and regulatory or other entities such as, but not limited to, the NRC, INPO, American Nuclear Insurers, or Nuclear Electric Insurance Limited, concerning or related to the Operation of the Plant.

Should Contracting Owner, in its sole judgment, have concerns over NMC's past, present, or future Operation of the Plant or the Plant's performance, Contracting Owner shall have the right to raise such concern with NMC, NMC staff responsible for Operating the Plant, or directly with NMC's Board of Directors. Contracting Owner may raise its concerns either verbally or in writing, except if such concerns are raised with NMC's Board of Directors, they shall be in writing addressed to Secretary, NMC, with a copy to the President, NMC. Upon receipt of Contracting Owner's concerns, NMC shall respond promptly, addressing each concern, stating its agreement or disagreement, and if NMC agrees a concern is valid, identifying how NMC will address the concern to the satisfaction of Contracting Owner.


                                   ARTICLE 12
                                 Confidentiality
                                 ---------------

          12.1 Nondisclosure. In order for NMC to carry out this NPPOSA,
               -------------
Contracting Owner may need to share confidential and proprietary business information with NMC but shall do so only to the extent needed to carry out the purposes of the Agreement. For purposes of this Agreement, such information shall include Plant specific cost information related to the Operating Services which may be offered by NMC and procedures or operations regarding such Operating Services, as well as information on cost or price of items to be jointly procured by NMC on behalf of Owners. Either party may, from time to time, come into possession of information of the other party that is confidential or proprietary (including, without limitation, Safeguards Information as defined in 10 C.F.R. Part 73). Safeguards Information relative to the Plant shall be controlled and protected in accordance with 10 C.F.R. 73.21.

          NMC shall maintain the confidentiality of all proprietary, non-public data and information relating to the Plant and the business affairs of Contracting Owner which NMC may have access to or receive from Contracting Owner. NMC shall treat all data, reports and other written documents developed by NMC and provided to Contracting Owner as part of Operating Services pursuant to this Agreement, as the proprietary information of Contracting Owner. NMC shall not publish or otherwise disclose to any third parties except to its agents, attorneys or consultants who are under obligations of confidentiality, without the prior written consent of Contracting Owner, any of the proprietary, non-public information provided to NMC by Contracting Owner or developed by NMC pursuant to this NPPOSA. NMC shall take steps to assure that proprietary information of Contracting Owner is reviewed only by NMC Service Personnel with a need to see such information to carry out these duties described herein.

          12.2 Notification. The parties further agree to notify each other of
               ------------
any requests by a third party, including any court or regulatory body, for the disclosure of any information to be treated as confidential pursuant to this
Article 12 and to reasonably cooperate with each other in attempting to preserve the confidentiality of such information to the greatest extent consistent with applicable court orders, laws and/or regulations.

          12.3 Permitted Disclosures. Notwithstanding anything to the contrary
               ---------------------
herein, neither party nor the employees of either of them shall be restricted in any way from providing (i) safety or other information to the NRC on matters within the NRC's regulatory responsibilities or (ii) from disclosing information to INPO or (iii) from disclosing information to the extent required for compliance with court orders, laws or regulatory requirements.


                                   ARTICLE 13
                                  Miscellaneous
                                  -------------

          13.1 Restricted Data. NMC and Contracting Owner agree that, unless
               ---------------
otherwise required by law, they will not permit any person to have access to Restricted Data, as defined in 42 U.S.C. ss.2014.y, until the federal Office of Personnel Management shall have made an investigation and report to the NRC on the character, associations and loyalty of such person and the NRC shall have determined that permitting such person to have access to Restricted Data will not endanger the common defense and security.

          13.2 Assignment and Successors. This NPPOSA shall not be assignable by
               -------------------------
a party hereto without the prior written consent of the other party and without first obtaining all necessary regulatory approval, and any attempted assignment without such consent and approval shall be void, except that this NPPOSA may be assigned by Contracting Owner to a third party to whom all or substantially all of the Plant's assets have been transferred. Subject to the preceding sentence, this NPPOSA shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns.

          13.3 Governing Law. The validity, interpretation and performance
               -------------
of this NPPOSA and each of its provisions shall be governed by the laws of the State of Wisconsin.

          13.4 No Delay in Payments. No disagreement or dispute of any kind
               --------------------
between the parties concerning any matter, including, without limitation, the amount of any payment due from Contracting Owner to NMC or from NMC to Contracting Owner, as the case may be, or the correctness of any charge made to Contracting Owner or NMC, or any reason, excuse or circumstance, including Force Majeure, shall permit either party to delay or withhold payment due and owing under this NPPOSA, except that Contracting Owner shall have the right to make any payments required of it under protest and to reserve its rights to conduct audits in accordance with Section 5.4.

          13.5 Notices. Any notice, request, consent or other communication
               -------
permitted or required by this NPPOSA shall be in writing or made electronically or by facsimile if promptly confirmed in writing. Written notices shall be deemed to have been given when deposited in the United States mail, first class, postage pre-paid and, until written notice of a new address is given, shall be addressed as follows:

               If to NMC:

               Nuclear Management Company, LLC
               (NMC headquarters address)
               Attention:  Secretary

               If to Contracting Owner:

               Alliant Energy - IESU
               200 1st Street SE
               Cedar Rapids, IA  52406


          13.6 Amendments. This NPPOSA may be amended only by a written
               ----------
instrument duly executed and delivered by the parties hereto and with any and all necessary regulatory approvals previously obtained.

          13.7 Relationship. Nothing herein shall be construed to create a
               ------------
partnership or joint venture between NMC and Contracting Owner or to impose a trust, fiduciary or partnership duty, obligation or liability upon NMC and Contracting Owner or to create any agency relationship except as expressly granted herein.

          13.8 Counterparts. This NPPOSA may be executed simultaneously in two
               ------------
or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          13.9 Force Majeure. Without limiting rights of termination pursuant to
               -------------
Sections 8.2, 8.3, or 8.4, above, either party shall be excused from any failure or delay in performing its obligations under this NPPOSA, except for delay in payment of compensation owed for Services previously performed or resources previously provided pursuant to this NPPOSA, where the delay or failure is caused by an event beyond the affected party's reasonable control, including, but not limited to, events such as inability to obtain any necessary regulatory approvals, accidents, explosions, acts of God, and acts of any governmental body mandating the termination or delay of performance under this NPPOSA.

          13.10 Termination of Services Agreement. Upon the Effective Date of
                ---------------------------------
this NPPOSA, the Services Agreement between Contracting Owner and NMC dated April 9, 1999 is terminated and neither party to such Services Agreement shall have any further obligation to the other party except to pay for services rendered or resources provided prior to such termination.

          13.11 Intellectual Property Rights. Any trade secrets, technology,
                ----------------------------
software applications or other intellectual property developed by or on behalf of NMC in the course of performing duties pursuant to this and other NPPOSAs or the Services Agreement with Owners (collectively referred to herein as "Intellectual Property") shall be owned jointly by each of NMC Members that have funded (directly or indirectly) NMC operations during or prior to the development of such Intellectual Property by NMC; provided however, that NMC shall retain a nonexclusive license to use such Intellectual Property at any plants which NMC may operate or provide Operating Services and Contracting Owner shall also retain a nonexclusive license to use such Intellectual Property at or for the Plant. Any trade secrets, technology, software applications, or other intellectual property developed by Owner prior to the effective date of this Agreement are the Intellectual Property of Owner, and to the extent NMC wishes to utilize such property to carry out its obligations under this NPPOSA, Owner and NMC agree to negotiate in good faith a separate license agreement to allow for such use by NMC.

          13.12 Arbitration. Any dispute or controversy arising out of or
                -----------
relating to this Agreement shall be determined and settled by third party arbitration, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court of competent jurisdiction. Such arbitration shall be conducted with three arbitrators in accordance with the then effective Commercial Arbitration Rules of the American Arbitration Association.

          13.13 Entire Agreement. This NPPOSA, including Exhibits A, B, C, D and
                ----------------
E shall constitute the entire understanding and agreement between the parties superseding any and all previous understandings and agreements, oral or written, between the parties with respect to the subject matter hereof.

          13.14 Waiver. No provision of this NPPOSA shall be deemed waived nor
                ------
breach of this NPPOSA consented to unless such waiver or consent is set forth in writing and executed by the party hereto making such waiver or consent.

          13.15 Certain Interpretive Matters. The descriptive captions of the
                ----------------------------
various articles and sections of this NPPOSA have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms and provisions hereof. The term "includes" or "including" shall mean "including without limitation." The words "hereof", "herein" and "hereunder" and words of similar import shall refer to this NPPOSA as a whole and not to any particular provision. Other capitalized terms used in this NPPOSA and not defined in
Article 1 shall have the meanings assigned to them elsewhere in this NPPOSA. Unless the context otherwise requires, the definitions contained in this NPPOSA are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument, statute, regulation, rule or order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, statute, regulation, rule or order as from time to time amended, modified and supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein. References to a Section, Article, or Exhibit shall mean a Section, Article, or Exhibit of this NPPOSA.

          13.16 No Third Party Beneficiaries. Except for the first paragraph of
                ----------------------------
Section 8.7, the provisions of this NPPOSA are for the benefit of the parties hereto and not for any other person.

          IN WITNESS WHEREOF, the parties have executed this NPPOSA by their duly authorized representatives.

                         NUCLEAR MANAGEMENT COMPANY, LLC


                         BY:    __________________________________

                         TITLE:__________________________________

                         DATE:  __________________________________



                         ALLIANT ENERGY - IESU

                         BY:    __________________________________

                         TITLE:__________________________________

                         DATE:  __________________________________

                                                                  EXHIBIT A

                               NMC COST ALLOCATORS

I. NMC will maintain an accounting system for accumulating all costs on an activity, project, program, work order, or other appropriate basis. To the extent practicable, time records of hours worked by NMC employees will be kept by activity, project, program or work order. Charges for salaries will be determined from such time records and will be computed on the basis of employees' effective hourly rates, including the cost of fringe benefits and payroll taxes. Records of employee-related expenses and other costs will be maintained for each functional group within NMC.

          NMC will develop and maintain written guidelines to govern the methods and procedures for charging and allocating costs. NMC will subject transactions to internal auditing procedures on a periodic basis for compliance with the NPPOSA, written guidelines and orders and rules of regulatory agencies.

II. NMC costs accumulated for each particular project or activity will be charged as follows:

          1. Direct assignment. Costs accumulated to provide services or benefits to a particular plant will be directly charged to that particular Contracting Owner.

          2. Costs or services which cannot be directly attributed to a particular plant will be allocated and charged to each Contracting Owner by application of one or more of the allocation ratios described in paragraphs III and IV of this Exhibit A.

II. The following ratios will be applied as specified in paragraph IV of this Appendix A to allocate costs of services that can not be attributed to a particular plant. For the first year of operation, the ratios will be determined based on historical information. Subsequently, the ratios will be based on budgeted information and trued up for actual results, or at such other time as may be required due to a significant change.

          1.        Number of Units

                    A ratio based on the number of generating units, the numerator of which is for a specific Contracting Owner and the denominator of which is for all NMC generating units.

          2.        Number of Plants

                    A ratio based on the number of plants, the numerator of which is for a specific Contracting Owner and the denominator of which is for all NMC generating plants.

          3.        Number of Labor Hours

                    A ratio based on the number of labor hours worked at each plant (this includes labor hours from NMC employees, as well as labor hours of utility employees who work at the Plant) the numerator of which is labor hours worked at Contracting Owner's Plant and the denominator of which is total hours worked for all plants operated by NMC.

          4.        Direct Dollars Billed

                    A ratio based on the number of non-fuel operating and maintenance dollars incurred at each plant, the numerator of which is non-fuel operating and maintenance dollars incurred at each plant and the denominator of which is total non-fuel operating and maintenance dollars incurred for all NMC plants.

          5.        Composite Allocator

                    One-third allocated by the Number of Units, one-third allocated by the Number of Labor Dollars and one-third allocated by the Direct Dollars Billed.

III. A description of each functional group activity which may be modified from time to time by NMC is set forth below. As described in paragraph II number 1 of this Exhibit A, where identifiable, costs will be directly charged to a particular Contracting Owner. For costs accumulated in activities, projects, programs, or work orders which are for services of a general nature or for services performed that are not directly chargeable to a particular Contracting Owner the method of allocation will be based upon the applicable allocation ratio (described in paragraph III) set forth below by functional activity.

        Nuclear Support Services
        ------------------------
           Special Programs                        Number of Units
           Fuels                                   Number of Units
           Outage Support                          Number of Units
           Security                                Number of Plants
           QA                                      Number of Plants
           NRC                                     Number of Plants
           Licensing                               Number of Plants
           Regulatory                              Number of Plants
           Training                                Number of Labor Hours

        Administrative Support Services
        -------------------------------
           Officer                                 Composite Allocator
           Accounting                              Composite Allocator
           Communications                          Composite Allocator
           Finance                                 Composite Allocator
           Legal                                   Composite Allocator
           Records Management                      Composite Allocator
           Risk Management                         Composite Allocator
           Procurement/Warehousing                 Composite Allocator
           Human Resources                         Number of Labor Hours
           Information Technology                  Number of Labor Hours
           Administrative Support Services         Number of Labor Hours
           Return on & of common investment        Composite Allocator
           All other costs                         Composite Allocator

                                                                 EXHIBIT B

This Exhibit B (Section 1 through 7) relates to Paragraph 3.4 of the Nuclear Power Plant Operating Services Agreement (NPPSOA) between the NMC and the Contracting Owner and further defines the respective commitments and responsibilities of the NMC and the Contracting Owner regarding the Plant switchyard, switchyard control building, and transmission line facilities serving the Plant and the Plant Exclusion Area as defined in the Updated Final Safety Analysis Report ("UFSAR").

          Section 8.0 of this Exhibit B relates to Paragraph 3.4 of the NPPOSA between the NMC and Contracting Owner and further defines additional services and assistance, which may be required by the NMC and provided by the Contracting Owner.

          1.0 SWITCHYARD ACCESS

               1.1 The authority of the NMC, set forth in Paragraph 3.2 of the NPPOSA, to exercise complete control over access to the switchyard, other property in the vicinity of the switchyard, and the Plant Exclusion Area, includes the authority to conduct interactions with law enforcement agencies which are deemed necessary by the NMC and the authority to file associated civil or criminal complaints against third parties as deemed necessary by the NMC. The NMC and the Contracting Owner will cooperate in good faith as jointly determined appropriate to support prosecution of any such complaints.


               1.2 The NMC and the Contracting Owner shall maintain switchyard perimeter fence gates in a locked closed condition except when attended or to allow ingress or egress. Switchyard access will be controlled in accordance with the Plant procedures.

               1.3 The NMC will make routine security patrols of the switchyard.

               1.4 The NMC will provide appropriate security measures for the Switchyard, including potential situations caused by needed maintenance, repair, or replacement of security devices or equipment.

               1.5 Authorized personnel entering the switchyard for the performance of duties or activities will do so in accordance with Plant procedures

               1.6 The Contracting Owner will not exercise their right to use the surface, subsurface, or overhead area within the switchyard or Plant Exclusion Area for any purpose without approval from the NMC.

          2.0 SWITCHYARD OPERATION

               2.1 NMC personnel will make regular rounds of the switchyard, switchyard control building, and transmission line facilities for which the NMC is responsible, as identified in Section 3.0 of this Exhibit B, to carry out the following activities:

               a)             make observations of equipment,

               b) obtain and log readings of appropriate equipment parameters,

               c) conduct other routine activities at the request of the Contracting Owner, and

               d) provide the Contracting Owner with appropriate reports as to the findings of these activities.

               2.2 The Contracting Owner will make regular rounds of the Plant switchyard, switchyard control building, and transmission line facilities for which the Contracting Owner is responsible, as identified in Section 3.0 of this Exhibit B, to carry out the following activities:

               a)             make observations of equipment,

               b) obtain and log readings of appropriate equipment parameters, and

               c) provide the NMC with appropriate reports as to the findings of these activities.


               2.3 The NMC and the Contracting Owner will operate equipment in the switchyard as follows:

               a) The NMC and the Contracting Owner will coordinate the operation of all 34.5KV, 161KV, and 345KV transmission equipment (e.g. breakers, disconnects, transformers, relaying, etc.) in the switchyard.

               b) The NMC will be the exclusive operator of the Station Main (1X1), Auxiliary (1X2), Startup
                              (1X3), Standby (1X4), Low Level Radwaste (T3), and Construction Transformers (T4), associated output breakers, supply breakers, and disconnect switches and the load side distribution equipment being supplied by these transformers.

               c) The Contracting Owner will normally operate (or provide for operation of) all 161KV and 345KV switchyard breakers and associated equipment, including disconnects, other than the equipment noted in Paragraphs 2.3 (a) and (b) of this Exhibit B, remotely or locally. Authorized NMC personnel will operate any such breakers or, other equipment in the switchyard, locally at the Contracting Owner's request.


               d) The Contracting Owner and the NMC will inform each other in advance of the operation of all switchyard breakers and disconnects to remove equipment from service.

               e) The NMC will provide other operating and maintenance support for the switchyard at the request of the Contracting Owner.

               2.4 The Contracting Owner and the NMC will coordinate the operation of switchyard equipment, as necessary, for maintenance to be performed in accordance with Section 3.0 of this Exhibit B, below.


               3.0    SWITCHYARD MAINTENANCE AND ENGINEERING

               3.1 The NMC will have maintenance and engineering responsibility (including necessary repair or replacement, configuration control, and related engineering functions) for the Main, Auxiliary, Startup, Standby, Low Level Radwaste, and Construction plant transformers and their associated equipment/components, up to and including the first breaker(s) located in the switchyard.

               3.2 The Contracting Owner and the NMC will share maintenance and engineering responsibility (including necessary repair or replacement, configuration control, identifying preventive maintenance activities. and related engineering functions) for all other equipment located in the switchyard, as specified in the Switchyard Component Testing Procedure, SCTP-00 (agreement between DAEC and the Contracting Owner)

               3.3 The Contracting Owner will be responsible for procuring parts and, if needed contractor services for the maintenance of equipment beyond the first breaker(s) out from the plant transformers.

               3.4 Maintaining an appropriate inventory of spare parts for the equipment identified in Section 3.0 of this Exhibit B will be the responsibility of the party that is responsible for maintaining the equipment as specified in this Section.


               4.0    COORDINATION OF SWITCHYARD LOADING

               4.1 The NMC will coordinate scheduled Plant load reductions with the Contracting Owner.

               4.2 The Contracting Owner will coordinate with the NMC all activities which will directly affect power supply to the Plant. At a minimum, the Control Room Shift Manager will be informed by the Contracting Owner's system dispatchers or maintenance crew during the planning stage of these activities. Activities which cannot be planned in advance, and detailed in the conduct of planned activities, shall be coordinated with the Control Room Shift Manager. These activities include but are not limited to:

               a) removal from service of any transmission line terminating in the switchyard,

               b) breaker switching which can affect power supply to the Plant (i.e. switching of lines identified in Item (a) above), and

               c) maintenance activities which can affect the power supply to the Plant.

               5.0     REVIEW AND APPROVAL OF CHANGES OR TESTS

               5.1 The Contracting Owner will obtain NMC review and approval of procedure changes, design changes, tests or changes in the conduct of other activities which might affect compliance with regulatory requirements, the UFSAR and/or commitments involving the switchyard and associated transmission lines and equipment which could affect off-site power supply to the Plant prior to implementing such changes or commencing such tests. This includes any design changes or tests that could affect the grid stability at the Plant.

               5.2 The NMC will review these proposed changes and tests in accordance with applicable commitments and regulatory requirements and will obtain prior NRC approval if required.

               6.0    ASSURED SOURCE OF SUPPLY

               The Contracting Owner will continue to be responsible for maintaining an offsite power supply to the Plant, which must satisfy the requirements of 10CFR50 Appendix A's General Design Criteria 17 - Electric Power Systems and the Plant Technical Specifications. The Contracting Owner agrees to provide the Plant with an assured source of offsite power in accordance with the current operating practices and procedures. These operating practices and procedures include, but not are not limited to, voltage, frequency, and VAR controls and operating limits during normal and switching operations, minimum interconnection requirements for the switchyard, and other stability considerations. The Contracting Owner recognizes that it must respond to the critical need to provide power to the Plant in an emergency and provide assistance to the plant in responding to offsite power emergencies (e.g. Loss of Offsite Power, Station Blackout). The Contracting Owner will ensure that procedures are promulgated, and training conducted, to make their maintenance and dispatch personnel aware of such emergency support needs.

               7.0    TRAINING

               7.1 The NMC will provide training (on a schedule jointly agreed to by the Contracting Owner and the NMC) to Contracting Owner's dispatcher and maintenance personnel to explain the critical need for power at the Plant during emergencies, the regulatory requirements associated with the Plant power supply, switchyard security and access controls, and associated procedures.

               7.2 The Contracting Owner will make appropriate dispatcher and maintenance personnel available to receive the training discussed in Paragraph
7.1 of this Exhibit B.

               8.0    GENERAL SUPPORT

               In accordance with Section 3.4 of the NPPOSA, the Contracting Owner agrees to provide personnel, supplies, and services, subject to their reasonable availability, as required by the NMC in order to conduct safe, economic and efficient operations at the Plant and to otherwise carry out its responsibilities under the NPPOSA. Such services and assistance will be provided, as requested by the NMC and agreed to by the Contracting Owner, and may include services relating to engineering, communications, transportation, accounting, payroll and personnel assistance, environmental, land management of the site and surrounding property, and other services as necessary to operate the Plant.

               9.0    GENERAL

               This Exhibit B is intended to supplement the NPPOSA. Prior to any changes being made to this Exhibit B, the NMC will review the proposed change to assure that it is in compliance with its licensing commitments and regulatory requirements applicable to the Plant. If regulatory approval is needed, the NMC will obtain that approval prior to the changes being made.

                                                                 EXHIBIT C

                          EMERGENCY SERVICES AGREEMENT

               This Exhibit C relates to Paragraph 3.4 of the NPPOSA between the NMC and the Contracting Owner and further defines the respective commitments and responsibilities of the NMC and the Contracting Owner regarding the Emergency Preparedness, Planning, Equipment and Facilities supporting the Plant, as defined in the Plant Emergency Plan.

               1.0    EMERGENCY PLANNING EQUIPMENT AND FACILITIES

               1.1 Access. Paragraph 3.2 of the NPPOSA grants the NMC unrestricted access to equipment and facilities located at the Plant site including, without limitation, equipment and facilities relied on to execute the Plant Emergency Plan. The Contracting Owner shall allow unrestricted access to all off-site Emergency Support Facilities by NMC personnel as required for supporting the Duane Arnold Energy Center Emergency Plan.

               1.2 Inventory. An inventory of the specific off-site equipment and facilities, which will be made available to the NMC, shall be provided by the Contracting Owner and maintained by the Plant's Manager of Emergency Planning. The inventory may be revised as necessary to reflect changes in the needs of the Plant Emergency Plan or changes in the availability of the equipment and facilities. Such revisions shall only be made with the written concurrence of the NMC and the Contracting Owner.

               1.3 Connections to Offsite Services. Contracting Owner shall provide, and maintain in good working order, connections from the emergency facilities to offsite services including but not limited to, electrical power, water, sewer, gas, telephone and microwave communication services.

               1.4 Facilities. Contracting Owner shall be responsible for maintaining Offsite primary and alternate emergency facilities as delineated in the Duane Arnold Energy Center Emergency Plan. Any changes in these facilities shall only be made with the written concurrence of the NMC and the Contracting Owner and will require a review and/or revision of the DAEC Emergency Plan to ensure compliance with any previous Emergency Plan regulatory commitments.

               1.5 Letters of Agreement. The Contracting Owner shall be responsible for all emergency support requirements specified in the current letters of agreement with the offsite emergency response agencies. The Contracting Owner will be initially responsible for maintaining these letters of agreement and agrees to work with the NMC as future changes are made to the existing agreements or in negotiating any new letters of agreement required in support of the DAEC Emergency Plan.

               2.0    CONTRACTING OWNER PERSONNEL SUPPORTING THE PLANT EMERGENCY
PLAN

               2.1 Personnel Support. The Contracting Owner will provide personnel to support the Plant Emergency Plan, including, without limitation, appropriate personnel to staff the Joint Public Information Center, Emergency Operations Facility, Offsite Labs, Offsite Relocation Centers, and other such support called for in the Emergency Plan. These personnel shall also be provided by the Contracting Owner upon request from the NMC to support emergency training exercises and emergency drills for the Plant and on a first priority basis for an actual emergency.

               2.2 Personnel Roster. A roster of the specific Contracting Owner personnel that will provide the support described in Paragraph 2.1, above, shall be provided by the Contracting Owner and maintained by the Plant's Manager of Emergency Planning. The roster may be revised as necessary to reflect changes in the needs of the Plant Emergency Plan or changes in the availability of personnel. Such revisions shall only be made with the written concurrence of the NMC and the Contracting Owner.

               3.0    GENERAL

               This Exhibit C is intended to supplement the Nuclear Power Plant Operating Services Agreement. Prior to any changes being made to this Exhibit C, the NMC will review the proposed change to assure that it is in compliance with its licensing commitments and regulatory requirements, applicable to the Plant. If regulatory approval is needed, the NMC will obtain that approval prior to the changes being made.

                                                                   EXHIBIT D


                  LIST OF APPLICABLE CONTRACTING OWNER POLICIES

               This Exhibit D relates to Paragraph 2.1.d of the Nuclear Power Plant Operating Services Agreement (NPPOSA) between the NMC and the Contracting Owner and further defines the respective commitments and responsibilities of the NMC Personnel regarding compliance with the Alliant Energy's Corporate Policies. Upon transfer of operating authority to the NMC, the existing DAEC plant administrative and operating policies and procedures will be the responsibility of the NMC. The attached list is provided as Alliant Energy's current ADMINISTRATIVE POLICIES AND PROCEDURES that will also be applicable to the NMC's operation of the Duane Arnold Energy Center. It is anticipated that the NMC will develop its own set of policies and procedures covering one or more of the topics addressed by the policies listed below. In such an event, and subject to Alliant Energy approval, the NMC policy shall replace and superceded the applicable Alliant Energy policy listed below.

        ALLIANT CORPORATE POLICIES:
o       POL 125 AUTHORIZATION FOR CAPITAL EXPENDITURE - 7/1/99
o       POL 100 CONFIDENTIALITY OF  INFORMATION - 1/18/99
o       POL 138 CONTRACTS - GENERAL - 8/18/99
o       POL 158 E - MAIL - 7/26/99
o       POL 112 ENVIRONMENTAL - 1/18/99
o       POL 102 EQUAL EMPLOYMENT OPPORTUNITY/NO HARASSMENT - 5/11/99
o       POL 144 ESTABLISHING APPROVAL AUTHORITY - 5/11/99
o       POL 133 ETHICAL SOURCING PRACTICES - 6/7/99
o       POL 132 HEALTH AND SAFETY POLICY - 6/15/99
o       POL 129 INTERNET - 7/21/99
o       POL 134 LEASES - 6/15/99
o       POL 147 RECORDS MANAGEMENT - 6/27/99
o       POL 106 SMOKE FREE WORKPLACE - 1/18/99
o       POL 131 SUBSTANCE ABUSE -7/26/99
o       POL 153 USE OF CORPORATE EQUIPMENT AND FACILITIES - IN PROGRESS
o       POL 109 WORKPLACE VIOLENCE   -1/18/99